Exhibit 10.1

Silicon Valley Bank

Amendment to Loan and Security Agreement

Borrower:	eGain Communications Corporation

Date:	December 22, 2006

This Amendment to Loan and Security Agreement is entered into between Silicon Valley Bank (“Silicon”) and the borrower named above (“Borrower”) as of the above-stated date.

The Parties agree to amend the Loan and Security Agreement between them, dated October 29, 2004 (as otherwise amended, if at all, the “Loan Agreement”), as follows, effective as of the date hereof unless otherwise specifically set forth herein. (Capitalized terms used but not defined in this Amendment, shall have the meanings set forth in the Loan Agreement.)

1. New Section 2.1.7—Equipment B Advances. The Loan Agreement is hereby amended to add a new Section 2.17 thereto regarding the making of new equipment advances, which shall be deemed inserted immediately following Section 2.1.6 and which shall read as follows:

“2.1.7 Equipment B Advances.

(a) Through June 30, 2007 (the “Equipment B Availability End Date”), Bank will make advances (individually referred to an “Equipment B Advance” and collectively referred to as the “Equipment B Advances”) not exceeding Five Hundred Thousand Dollars ($500,000) in the aggregate. The Equipment B Advances may only be used to finance or refinance Equipment and related items purchased on or after 90 days before the date of each Equipment B Advance and may not exceed 100% of the equipment invoice amount thereof. Not more than 50% of each Equipment B Advance may be for software licenses (which shall all be transferable), leasehold improvements or other “soft” costs (including without limitation sales tax, freight and installation expenses). Each Equipment B Advance must be for a minimum of $50,000. Equipment B Advances shall be limited to one per calendar quarter. Equipment financed with Equipment B Advances shall not be subject to any Liens in favor of any other Person (including without limitation Liens which would fall within the definition of ‘Permitted Liens’).

(b) Interest accrues from the date of each Equipment B Advance at a rate equal to the Prime Rate in effect from time to time, plus two percentage points (2.00%) per annum, fixed, based on the Prime Rate in effect on the date of the making of the Equipment B Advance.

Silicon Valley Bank	Amendment to Loan Agreement

(c) Each Equipment B Advance shall be repaid in 24 equal monthly payments of principal and interest, commencing on the first day of the first month following the date the Equipment B Advance is made, and continuing on the first day of each succeeding month, provided that if Borrower desires to prepay any Equipment B Advance, or any portion thereof, prior to the stated maturity thereof, Borrower is permitted to do so as long as Borrower also pays to Bank all accrued and unpaid interest thereon together with a prepayment amount equal to one-half of one percent (0.5%) of the principal amount so prepaid.

(d) Equipment B Advances when repaid may not be reborrowed.

(e) To obtain an Equipment B Advance, Borrower must notify Bank (the notice is irrevocable) by facsimile no later than 12:00 p.m. Pacific time one (1) Business Day before the day on which the Equipment B Advance is to be made. The notice in the form of Exhibit D (Payment/Advance Form) must be signed by a Responsible Officer or designee and include a copy of the invoice for the Equipment being financed.

(f) The term “Credit Extension” includes (without limitation) all Equipment B Advances.”

2. Modification to Section 6.2(e) of Loan Agreement. Section 6.2(e) of the Loan Agreement is hereby amended to read as follows:

“(e) Allow Bank to audit Borrower’s Collateral at Borrower’s expense. Such audits will be conducted no more often than two times in any consecutive twelve-month period, unless an Event of Default or an event which, with notice or passage of time or both would constitute an Event of Default, has occurred and is continuing, or in Bank’s good faith business judgment, there has been deterioration in Borrower’s financial performance or the Collateral or its performance. The foregoing audits shall be at Borrower’s expense and the charge therefor shall be $750 per person per day (or such higher amount as shall represent Bank’s then current standard charge for the same), plus reasonable out-of-pocket expenses.”

Silicon Valley Bank	Amendment to Loan Agreement

3. Modification to Credit Limit Section of Schedule 1. Section 1 of Schedule 1 to the Loan Agreement entitled “1. Credit Limit (Section 2.1.1)” is hereby amended in its entirety to read as follows:

“1. CREDIT LIMIT (Section 2.1.1): An amount not to exceed:

(a)	the lesser of

“(1) $2,000,000 at any one time outstanding (the ‘Committed Revolving Line’), minus all amounts for services utilized under the Cash Management Services Sublimit, or

(2) The sum of the following:

(A)	80% (an ‘Advance Rate’) of the amount of Borrower’s Eligible Accounts (the ‘Borrowing Base’);

(B)	50% (an ‘Advance Rate’) of an amount equal to (i) Borrower’s unrestricted cash on deposit with Bank, minus (ii) the total outstanding balance of the Obligations;

Minus

(b)	the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), and the FX Reserve and minus all amounts for services utilized under the Cash Management Services Sublimit.

Bank may, from time to time, modify the Advance Rate, in its good faith business judgment, upon notice to the Borrower, based on changes in collection experience with respect to Accounts or other issues or factors relating to the Accounts or other Collateral.

Letter of Credit Sublimit

(Section 2.1.2):            $2,000,000

Bank will issue or have issued Letters of Credit for Borrower’s account not exceeding (i) the lesser of the Committed Revolving Line or the Borrowing Base, minus (ii) the outstanding principal balance of the Advances minus the FX Reserve and minus all amounts for services utilized under the Cash Management Services Sublimit; however, the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) may not exceed the Letter of Credit Sublimit set forth above.

Silicon Valley Bank	Amendment to Loan Agreement

FX Reserve

(Section 2.1.3):            $2,000,000

Cash Management

Services Sublimit

(Section 2.1.4):            $2,000,000”

4. Modification to Interest. Section 2 of Schedule 1 to the Loan Agreement entitled “2. Interest Rate (Section 2.3(a))” is hereby amended in its entirety to read as follows:

“2. INTEREST.

Interest Rate

(Section 2.3(a)):

A rate equal to the Prime Rate in effect from time to time, plus 1.75% per annum (the “Regular Rate”), provided that if Borrower has an Adjusted Quick Ratio of greater than or equal to 1.40 to 1.00 at the end of any calendar month (such ratio for such period being referred to as the “AQR Target”), then the interest rate shall be reduced to a rate equal to the Prime Rate in effect from time to time, plus 1.00% per annum (the “Reduced Rate”).

If the interest rate is reduced to the Reduced Rate as provided above, and as of the end of any month thereafter Borrower’s Adjusted Quick Ratio is less than 1.40 to 1.00, then the interest rate shall return to the Regular Rate.

A reduction in interest rate to the Reduced Rate or a return to the Regular Rate, based on Borrower’s Adjusted Quick Ratio as set forth above, shall go into effect as of the first day of the month following the Loan Agreement-required date of Borrower’s delivery to Silicon of its financial reports and information pertaining to the above financial covenant measure, subject to Silicon’s review of Borrower’s financial statements and confirmation of Borrower’s Adjusted Quick Ratio.

As used herein, “Adjusted Quick Ratio” means the ratio of (i) Borrower’s cash, cash equivalents and net accounts receivable to (ii) Borrower’s current liabilities (excluding the current portion of deferred revenue).

As used herein, “Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at

Silicon Valley Bank	Amendment to Loan Agreement

the time of acquisition, having the highest rating obtainable from either S&P or Moody’s, (c) commercial paper maturing no more than 270 days from the date of acquisition thereof and, at the time of acquisition, having a rating of A-1 or P-1, or better, from S&P or Moody’s, money market funds investing primarily in any of the foregoing, and (d) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof either (i) issued by Silicon or any bank organized under the laws of the United States or any state thereof which bank has a rating of A or A2, or better, from S&P or Moody’s, or (ii) certificates of deposit less than or equal to $100,000 in the aggregate issued by any other bank insured by the Federal Deposit Insurance Corporation.”

5. Modification to Fee Section. Section 3 of Schedule 1 to the Loan Agreement is hereby amended to read as follows:

“3. FEES (Section 2.4(a)):

Facility Fee:	$32,000 shall be due and payable by Borrower in connection with the Amendment to Loan Agreement dated December 22, 2006 by and between Bank and Borrower (the “December 2006 Amendment”), which fee shall be deemed fully earned by Bank as of the date of such Amendment and shall payable by Borrower in two installments as follows: (a) $20,000, concurrently with the closing of the December 2006 Amendment; and (b) $12,000 on the first anniversary of the December 2006 Amendment.

Collateral Monitoring Fee:	$750 per month, payable in arrears (prorated for any partial month at the beginning and at termination of this Agreement), provided that such fee shall not be payable at such times that the AQR Target has been satisfied and remains satisfied with the understanding that any changes in the payment of such fee shall coincide with the effectiveness of any changes to the applicable interest rate from the Regular Rate to the Reduced Rate and vice versa.”

6. Modification to Revolving Maturity Date. The Revolving Maturity Date as set forth in Section 4 of Schedule 1 to the Loan Agreement is hereby amended to be “December 22, 2008.”

Silicon Valley Bank	Amendment to Loan Agreement

7. Modification to Financial Covenants. Effective with the period ending November 30, 2006 and thereafter, Section 5 of Schedule 1 of the Loan Agreement is hereby amended to read as follows:

“5. Financial Covenants (Section 6.7). Borrower shall maintain at all times, to be tested as of the last day of each month, on a consolidated basis:

(a) Tangible Net Worth. A Tangible Net Worth of not less than Negative $750,000 (“Minimum Tangible Net Worth”), plus (i) 60% of all consideration received after November 7, 2006 for equity securities and Subordinated Debt of the Borrower, plus (ii) 50% of the Borrower’s net income in each fiscal quarter ending after the date of the December 2006 Amendment. Increases in the Minimum Tangible Net Worth based on consideration received for equity securities and subordinated debt of the Borrower shall be effective as of the end of the month in which such consideration is received, and shall continue effective thereafter. Increases in the Minimum Tangible Net Worth based on net income shall be effective on the last day of the fiscal quarter in which said net income is realized, and shall continue effective thereafter. In no event shall the Minimum Tangible Net Worth be decreased.

As used herein the term “Tangible Net Worth” shall mean, as of any date and as determined in accordance with GAAP, the consolidated total assets of Borrower and its Subsidiaries minus (a) any amounts attributable to (i) goodwill, (ii) intangible items including unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, (iii) notes, accounts receivable and other obligations owing to Borrower from its officers or other Affiliates, and (iv) reserves not already deducted from assets, minus (b) Total Liabilities, plus (c) Subordinated Debt.”

8. Limited Waiver. Borrower has failed to comply (the “Financial Covenant Defaults”) with the EBIT financial covenant set forth in Section 5 of Schedule 1 of the Loan Agreement (as in effect prior to the effectiveness of this Amendment) for the periods ending September 2006 and October 2006. Bank and Borrower agree that said Financial Covenant Defaults are hereby waived. It is understood by the parties hereto that such waiver does not constitute a waiver of any other default under the Loan Agreement or any other Loan Document, nor an agreement by Bank to waive or forbear from exercising its rights and remedies in the future regarding defaults under any financial covenant or with respect to any other defaults under the Loan Agreement or the Loan Documents.

9. Revival. Prior to entering into this Amendment to Loan Agreement, the revolving maturity date regarding the obligations evidenced by the Loan Documents, including the Loan Agreement had passed. Regardless of such occurrence, the parties hereto now desire and intend that the Loan Documents shall be revived and considered to be in full force and effect, and that the Loan Agreement, when taken with this Amendment and any other documents evidencing the obligations shall reflect a full agreement of the parties with respect to the subject matter thereof.

Silicon Valley Bank	Amendment to Loan Agreement

10. Limitation of Amendments.

A. The amendments set forth herein are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

B. This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

11. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

A. Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Default or Event of Default has occurred and is continuing;

B. Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

C. The organizational documents of Borrower delivered to Bank in connection with the original execution of the Loan Agreement remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

D. The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

E. The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

F. The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

Silicon Valley Bank	Amendment to Loan Agreement

G. This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited under law by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

12. Other General Provisions. This Amendment, the Loan Agreement, any prior written amendments thereto signed by Bank and the Borrower, and the other written documents and agreements between Bank and the Borrower set forth in full all of the representations and agreements of the parties with respect to the subject matter hereof and supersede all prior discussions, representations, agreements and understandings between the parties with respect to the subject hereof.

13. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

14. Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto; and (b) Borrower’s payment of the fee set forth herein plus all expenses of Bank incurred in connection herewith and as otherwise payable under the Loan Agreement.

[Signature Page Follows]

Borrower:		Silicon:

EGAIN COMMUNICATIONS CORPORATION		SILICON VALLEY BANK

		By	/s/ James Hori

By	/s/ Ashutosh Roy	Title	Senior Vice President
President or Vice President

By	/s/ Eric Smit
Ass’t Secretary

[Signature Page to Amendment to Loan and Security Agreement dated December 22, 2006 between Silicon Valley Bank and eGain Communications Corporation]